Exhibit 99.1

Encision Reports Third Quarter Fiscal Year 2017 Results; Sequential Quarterly Revenue Grows 4 Percent

BOULDER, Colo., Feb. 8, 2017 /PRNewswire/ -- Encision Inc. (ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2017 third quarter that ended December 31, 2016.

The Company posted quarterly net revenue of $2.23 million for a quarterly net loss of $274 thousand, or $(0.03) per share. These results compare to net revenue of $2.29 million for a net loss of $200 thousand, or $(0.02) per share, in the year-ago quarter. Gross margin on net revenue was 48 percent in the fiscal 2017 third quarter and 51 percent in the fiscal 2016 third quarter. Gross margin on net revenue was lower in the fiscal 2017 third quarter principally as a result of applying higher overhead costs on inventories that have a faster turnover. This overhead change was a result of a change in estimate and affected gross margin by approximately 6 percent.

Quarterly net revenue of $2.23 million represented a 4 percent increase over quarterly net revenue for the quarter ended September 30, 2016 of $2.15 million.

The Company posted nine months net revenue of $6.66 million for a nine months net loss of $612 thousand, or $(0.06) per share. These results compare to net revenue of $7.05 million for a net loss of $598 thousand, or $(0.06) per share, in the year-ago quarter. Gross margin on net revenue was 49 percent and 50 percent in the fiscal 2017 and 2016 nine months, respectively. Gross margin on net revenue was lower in the fiscal 2017 nine months principally as a result of applying higher overhead costs on inventories that have a faster turnover. This overhead change affected gross margin by approximately 3 percent.

"We are pleased that our sequential quarterly revenue grew by 4 percent," said Greg Trudel, President and CEO. "Our gross margin was negatively impacted by the earlier recognition of inventory costs, but that decrease should reach equilibrium by the end of the March 31, 2017 quarter. The earlier recognition of inventory costs does not affect cash because the overhead change reduces inventories by the amount of the earlier recognition of inventory costs."

"Our general and administrative costs increased from last year's quarter. The increase was principally the result of legal fees incurred in connection with a lawsuit that the Company is not a party to. While we are not a party to the lawsuit, we incurred these expenses while responding to subpoenas which were issued by the plaintiff and defendant in this case."

"Encision continues to fine tune our operations as we roll out new products that promise to enhance market adoption of AEM® Technology and drive higher top and bottom line results. We continue to have good success to date with our AEM EndoShield®2 and are looking forward to the release of our new AEM® Burn Protection Cable that will offer new user features and will enhance revenues and profitability. All of this, combined with a new durable monitor, will make AEM® Safety adoption even more attractive for our customers and drive new levels of performance and growth. We expect to release the AEM® Burn Protection Cable and the durable monitor during our fourth fiscal quarter that ends March 31, 2017."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2016 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Unaudited Condensed Statements of Operations (in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net revenue	$2,230	$2,293	$6,658	$7,047
Cost of revenue	1,166	1,119	3,394	3,519
Gross profit	1,064	1,180	3,264	3,528
Operating expenses:
Sales and marketing	639	626	1,882	1,952
General and administrative	383	354	1,087	1,088
Research and development	300	340	881	929
Total operating expenses	1,322	1,320	3,850	3,969
Operating loss	(258)	(146)	(587)	(441)
Interest and other expense, net	(16)	(54)	(25)	(157)
Loss before provision for income taxes	(274)	(200)	(612)	(598)
Provision for income taxes	––	––	––	––
Net loss	$(274)	$ (200)	$ (612)	$(598)
Net loss per share—basic and diluted	$(0.03)	$ (0.02)	$ (0.06)	$ (0.06)
Weighted average number of shares—basic and diluted	10,678	10,673	10,675	10,673

Encision Inc. Unaudited Condensed Balance Sheets (in thousands)
	December 31, 2016	March 31, 2016
ASSETS
Cash and cash equivalents	$ 64	$ 293
Restricted cash	25	25
Accounts receivable, net	1,079	840
Inventories, net	1,136	1,730
Prepaid expenses	137	92
Total current assets	2,441	2,980
Equipment, net	513	561
Patents, net	258	253
Other assets	16	16
Total assets	$ 3,228	$ 3,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	508	356
Accrued compensation	221	246
Other accrued liabilities	235	258
Line of credit	284	387
Deferred rent	30	30
Total current liabilities	1,278	1,277
Deferred rent	48	71
Total liabilities	1,326	1,348
Common stock and additional paid-in capital	23,735	23,682
Accumulated (deficit)	(21,833)	(21,220)
Total shareholders' equity	1,902	2,462
Total liabilities and shareholders' equity	$ 3,228	$ 3,810

Encision Inc. Unaudited Condensed Statements of Cash Flows (in thousands)

	Nine Months Ended
	December 31, 2016	December 31, 2015
Operating activities:
Net loss	$ (612)	$ (597)
Adjustments to reconcile net income (net loss) to cash generated by (used in) operating activities:
Depreciation and amortization	168	244
Share-based compensation expense	52	56
Provision for (recovery from) doubtful accounts, net	11	(5)
Provision for inventory obsolescence, net	(240)	41
Changes in operating assets and liabilities:
Accounts receivable	(250)	108
Inventories	835	296
Prepaid expenses and other assets	(46)	(17)
Accounts payable	153	(233)
Accrued compensation and other accrued liabilities	(71)	(160)
Cash generated by (used in) operating activities	––	(267)

Investing activities:
Acquisition of property and equipment	(104)	(36)
Patent costs	(21)	(20)
Cash (used in) investing activities	(125)	(56)

Financing activities:
Borrowings from (paydown of) credit facility, net change	(104)	172
Cash (used in) financing activities	(104)	172

Decrease in cash and cash equivalents	(229)	(151)
Cash and cash equivalents, beginning of period	293	258
Cash and cash equivalents, end of period	$ 64	$ 107